EXECUTION VERSION
[Pursuant to Item 601(b)(2)(ii) of Regulation S-K, portions of this exhibit have been omitted because the Company customarily and actually treats the omitted portions as private or confidential, and such portions are not material and would likely cause competitive harm to the Company if publicly disclosed. The Company will supplementally provide a copy of an unredacted copy of this exhibit to the U.S. Securities and Exchange Commission or its staff upon request.]
AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY
THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY (this "Agreement") is made and entered into as of the Effective Date (as defined below) by and between the entities itemized under "Seller" on Schedule 1 of this Agreement, each a Delaware limited liability company (individually and collectively, as context dictates, "Seller"), and [***] ("Buyer").
In consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.Terms and Definitions. The terms listed below shall have the respective meaning given them as set forth adjacent to each term.
(a)"Assumption Approval" means the written consent and approval of the Assumed Loan Lender to the Transfer and Assumption.
(b)"Assumption Documents" mean, collectively, any and all documents, instruments and agreements Buyer, and any guarantor, is responsible for or otherwise obligated to execute, notarize (if applicable) and deliver to Seller, Assumed Loan Lender, and Escrow Agent on or before Closing under the terms of this Agreement, the Assumed Loan Documents or otherwise, to evidence and timely effectuate the Transfer and Assumption in accordance with the terms and conditions set forth in this Agreement, provided that the same shall not impose any new material conditions with respect to the Assumed Loan or make any modifications to the Assumed Loan Documents other than typical revisions, as requested by Buyer or Assumed Loan Lender, to reflect the revised ownership structure of borrower and which otherwise are in form reasonably acceptable to Buyer. It is understood that Buyer and Assumed Loan Lender will determine as a part of the Assumption Approval which of the Assumed Loan Documents will remain in effect as between Assumed Loan Lender and Buyer, which will be modified, supplemented, terminated or replaced, and what, if any, additional instruments or agreements may become part of the documentation between Assumed Loan Lender and Buyer pertaining to the Assumed Loan.
(c)"Assumed Loan" means, as of the Effective Date, that certain loan in the original principal amount of approximately $219,500,366.84 with the Assumed Loan Lender.
(d)"Assumed Loan Documents" means, collectively, all loan documents, instruments and similar agreements in which Seller or any affiliate of Seller is obligated to Assumed Loan Lender in connection with the Assumed Loan as disclosed on Schedule 1(d) attached to this Agreement, as such documents, instruments and agreements have been assigned and otherwise amended, supplemented and/or modified from time to time by Seller as disclosed on Schedule 1(d).

EXECUTION VERSION
(e)"Assumed Loan Lender" means Barclays Capital Real Estate Inc., Societe Generale Financial Corporation and KeyBank National Association.
(f)"Assumed Loan Properties" means those certain Properties listed on Schedule 2.
(g)"Closing" shall mean, as applicable, the consummation of the transaction contemplated herein concerning: the (i) First Tranche Properties, which shall occur on Monday, August 3, 2026, and (ii) Second Tranche Properties, which shall occur on Monday, August 3, 2026, subject in each case to extension as permitted under this Agreement. If any closing conditions set forth in this Agreement have not been satisfied by the Escrow Closing Date, Seller may extend the Escrow Closing Date and the Closing Date up to four (4) times with each extension being for 30 days (it being agreed that any such extension shall apply to both the Escrow Closing Date and the Closing Date).
(h)Notwithstanding the foregoing, in no event shall the Closing occur later than December 31, 2026. The date of Closing is sometimes hereinafter referred to as the "Closing Date." The Term "Closing" and "Closing Date" as used in this Agreement, shall mean the Closing or Closing Date with respect to the applicable Properties, as applicable. Neither party will need to be present at a Closing, it being anticipated that the parties will deliver all Closing documents and deliverables in escrow to the Escrow Agent prior to the date of the applicable Closing.
(i)"Defeasance Properties" means a subset of the Non-Assumed Loan Properties listed on Schedule 2.
(j)"Due Diligence Period" shall mean the period beginning upon the Effective Date and extending until 11:59 PM EST on the date that is the earliest of: (i) sixty (60) days thereafter; or (ii) the date on which Seller receives written notice of Buyer's waiver of the Due Diligence Period.
(k)"Earnest Money" shall mean the Initial Earnest Money (hereinafter defined) and, if deposited pursuant to the terms of this Agreement, the Additional Earnest Money (hereinafter defined), together with all interest accrued thereon. An amount equal to Two Hundred Thousand and No/100 Dollars ($200,000.00) (the "Initial Earnest Money") shall be deposited by Buyer in escrow with Escrow Agent within three (3) business days after the Effective Date, to be applied as part payment of the Purchase Price at the time the sale is closed, or disbursed as agreed upon in accordance with the terms of this Agreement. In the event Buyer has not terminated this Agreement prior to the expiration of the Due Diligence Period pursuant to Section 6(b) below, an additional amount equal to Two Million and No/100 Dollars ($2,000,000.00) (the "Additional Earnest Money") shall be deposited by Buyer in escrow with Escrow Agent within three (3) business days after the expiration of the Due Diligence Period, to be applied as part payment of the Purchase Price at the time the sale is closed, or disbursed as agreed upon in accordance with the terms of this Agreement. The Earnest Money shall be held by Escrow Agent in an insured, interest-bearing account.
(l)"Escrow Closing Date" shall mean the fifth (5th) business day prior to the applicable Closing Date (as the applicable Closing Date may be extended), at which time Buyer and Seller shall tender the documents (but not the Purchase Price or any other funds or the final settlement statement, other than for the Defeasance Properties, which will require the Purchase Price and any other funds and the final settlement statement at least 1 business day prior to the applicable Closing Date) described in Section 10 to the Escrow Agent (unless a different date is otherwise noted in any subsection thereof).

EXECUTION VERSION
(m)"Effective Date" This Agreement shall be signed by both Seller and Buyer. The date of execution and delivery of this Agreement by both Seller and Buyer shall be the "Effective Date" of this Agreement.
(n)"Escrow Agent" shall mean Stewart Title Guaranty Company, whose address is One Washington Mall, Suite 1400, Boston, MA 02108, Attention: Kimberly Fogarty, Telephone: (617) 933-2438; E-mail: kfogarty@stewart.com. The parties agree that the Escrow Agent shall be responsible for (i) organizing the issuance of the Title Commitment and Title Policy, (ii) preparation of the closing statement, and (iii) collection and disbursement of the funds.
(o)"Fee Properties" shall mean collectively those properties identified as "Fee" on Schedule 1 attached hereto.
(p)"First Tranche Closing" has the meaning set forth in the definition of "Closing".
(q)"First Tranche Closing Date" has the meaning set forth in the definition of "Closing".
(r)"First Tranche Properties" means, collectively, the Non-Assumed Loan Properties (including, for sake of clarity, the Defeasance Properties), subject to adjustment in accordance with the terms of this Agreement.
(s)"Ground Leases" shall mean collectively the ground leases itemized on Exhibit L attached hereto and incorporated herein. Each of the Ground Leases is referred to individually as a "Ground Lease."
(t)"Ground Lease Properties" mean collectively those properties identified as "Ground Lease" on Schedule 1 attached hereto. Each of the Ground Lease Properties is referred to individually as a "Ground Lease Property."
(u)"Leases" shall mean those certain lease agreements itemized on Exhibit G attached hereto and incorporated herein. The tenants thereunder are herein referred to as "Tenants". The term "Leases" does not include the Ground Leases.
(v)"Net Loan Escrows" means those certain escrow accounts funded by Seller pursuant to the Assumed Loan Documents as more particularly set forth on Schedule 1(r), which approximate amounts are as of the Effective Date. If the Net Loan Escrows are not fully released to Seller at Closing pursuant to the Transfer and Assumption but instead remain on deposit with the Assumed Loan Lender for the benefit of Buyer, then Seller shall receive a credit from Buyer in an amount equal to the additional amount of the Net Loan Escrows not released to Seller by the Assumed Loan Lender at Closing (but the Purchase Price with respect to the Properties shall remain unchanged). If Seller receives a credit for such Net Loan Escrows, then Seller shall assign all of its right and interest in the Net Loan Escrows at Closing to Buyer.
(w)"No Change Affidavit" means an affidavit in the form attached hereto as Exhibit O.
(x)"Non-Assumed Loan Properties" means those certain Properties listed on Schedule 2.
(y)"Property" shall mean all right, title and interest of Seller (i) in and to that certain real property more particularly described on Exhibit A attached hereto and incorporated herein (the "Real Property") together with the buildings, facilities and other improvements located thereon (collectively, the "Improvements"); (ii) in and to all air and subsurface rights appurtenant to the Real Property; (iii) under the Ground Leases; (iv) under the Leases and all prepaid rents and security deposits (if any) that Seller is holding pursuant to the Leases; (v) in and to the machinery, lighting, electrical, mechanical, plumbing and heating, ventilation, air conditioning systems and furniture used in connection with the Real Property and the Improvements, and all carpeting, draperies, appliances and other fixtures and equipment attached or appurtenant to the Real Property together with all personal property (other than furniture, equipment not necessary to operate the Improvements or building systems and not permanently affixed to the Improvements or Real Property, trade fixtures and inventory) owned by Seller and located on the Real Property or on and/or in the Improvements; (vi) in and to any unpaid award, if any, for (1) any taking or condemnation of the Property or any portion thereof, or (2) any damage to the Property or the Improvements or any portion thereof; (vii) in and to all easements, licenses, rights and appurtenances relating to any of the foregoing; (viii) in and to all plans, site plans, surveys and specifications, architectural drawings, building permits and other permits issued in connection with the construction, operation, use or occupancy of the Improvements, and any warranties, tradenames, logos (including any federal or state trademark or tradename registrations), or other identifying name or mark now used in connection with the Real Property and/or the Improvements, but expressly excluding any such property to the extent owned by any Tenant; and (ix) to the extent not terminated pursuant to the terms of this Agreement, all Service Contracts.
(z)"Purchase Price" shall mean Five Hundred Twenty-Eight Million One Hundred Sixty-Nine Thousand Seven Hundred Twenty-Five and No/100 Dollars ($528,169,725.00), subject to adjustment as set forth in this Agreement. The Purchase Price shall be allocated among the Properties as set forth on Exhibit H.
(aa)"Second Tranche Closing" has the meaning set forth in the definition of "Closing".
(ab)"Second Tranche Closing Date" has the meaning set forth in the definition of "Closing".
(ac)"Second Tranche Properties" means, collectively, the Assumed Loan Properties.
(ad)Seller and Buyer's Notice addresses:
(i)"Buyer's Notice Address" shall be as follows, except as same may be changed pursuant to the Notice section herein:
[***]

With a copy to:
Kane Russell Coleman Logan PC
901 Main Street, Suite 5200
Dallas, Texas 75202
Attn: John M. Inabnett
Tel. No.: (214) 777-4299
Email: jinabnett@krcl.com and kstewart@krcl.com

EXECUTION VERSION
(ii)"Seller's Notice Address" shall be as follows, except as same may be changed pursuant to the Notice section herein:
National Healthcare Properties, Inc.
540 Madison Avenue, 27th Floor
New York, New York 10022
Attn: Michael Anderson and Jie Chai
Tel. No.: (212) 415-6507; (332) 456-7577
Email: manderson@nhpreit.com; JChai@nhpreit.com
With a copy to:
Greenberg Traurig, LLP
360 North Green Street, Suite 1300
Chicago, Illinois 60607
Attn: Michael Baum and Joey Rudas
Tel. No.: 312.476.5043; 312.364.1587
Email: BaumM@gtlaw.com; Joseph.Rudas@gtlaw.com
(ae)"Service Contracts" all agreements pursuant to which goods, services, supplies, or other items whatever are furnished for the maintenance, repair and operation of the Property, including any equipment leases and leasing commission agreements.
(af)"Tranche" means, as applicable, the First Tranche Closing or the Second Tranche Closing.
(ag)"Transfer and Assumption" means, collectively, the occurrence of the following events which shall occur on or before the Second Tranche Closing in accordance with the provisions of this Agreement: (i) Buyer's assumption of all of Seller's duties and obligations under the terms of the Assumed Loan and all of the other Assumed Loan Documents accruing from and after the Second Tranche Closing Date, in accordance with Assumption Documents reasonably acceptable to Buyer; (ii) the assumption by a guarantor acceptable to both Assumed Loan Lender and Buyer of any and all duties and obligations of the existing guarantor under the terms of the Assumed Loan Documents accruing from and after the Second Tranche Closing Date, in accordance with Assumption Documents reasonably acceptable to Buyer ("Buyer Guarantor"); (iii) either (x) Assumed Loan Lender shall release Seller, any guarantor and their affiliates from any and all claims and payment and performance obligations arising out of, related to, or in connection with, the Assumed Loan Properties, the Assumed Loan and the other Assumed Loan Documents accruing from and after the Second Tranche Closing Date, or (y) (1) Buyer shall provide an indemnity agreement in favor of Seller, any guarantor and their affiliates for all claims and payment and performance obligations arising out of, related to, or in connection with, the Assumed Loan Properties, the Assumed Loan and the other Assumed Loan Documents accruing from and after the Second Tranche Closing Date, and (2) Seller shall provide an indemnity agreement in favor of Buyer, any guarantor and their affiliates for all claims and payment and performance obligations arising out of, related to, or in connection with, the Assumed Loan Properties, the Assumed Loan and the other Assumed Loan Documents accruing prior to the Second Tranche Closing Date; (iv) the Escrow Agent will issue a new mortgagee's Title Policy or otherwise issue such endorsements to the existing mortgagee's title policy as the Assumed Loan Lender may require at Buyer's sole cost and expense; (v) Buyer has satisfied all terms, conditions and requirements of the "Transferee" under the assumption provisions set forth in the Assumed Loan Documents; and (vi) Seller and any existing guarantor have satisfied all terms, conditions and requirements imposed on such party under the Assumed Loan accruing prior to the Second Tranche Closing Date.
2.Purchase and Sale of the Property. Subject to the terms of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property for the Purchase Price.
3.Payment of Purchase Price; Independent Consideration.
(a)The Purchase Price to be paid by Buyer to Seller shall be paid by wire transfer of immediately available funds in the amount of the Purchase Price plus or minus prorations, credits and adjustments as provided in Section 4 and elsewhere in this Agreement to Escrow Agent, at the time of Closing (or earlier), or as otherwise agreed to between Buyer and Seller. The parties agree that the allocated Purchase Price of any Assumed Loan Property that is subject to a Preemptive Right shall be increased by the amount of defeasance costs payable to release such Property from the Assumed Loan if such Property is to be conveyed by a defeasance of the Assumed Loan rather than an assumption (in whole or in part) of the Assumed Loan. Nothing contained in this Section 3(a) or the remainder of this Agreement shall require Buyer (or constitute an election of Buyer) to approve a defeasance of the Assumed Loan, it being acknowledged and agreed that Assumption Approval is a condition precedent to Buyer's obligation to accept title to the Assumed Loan Properties and consummate the transaction under this Agreement.
(b)Earn Out Funds. At Closing, a portion of the Purchase Price will be held back as an earn out (the "Earn Out Funds") to secure:
•a renewal of the existing lease for Suite 100, consisting of 13,757 RSF, at the real property known as Madison Medical Plaza (the "Presence #100 Lease") on the terms set forth on Schedule 3(b) attached hereto,
•a renewal of the existing lease for Suite 300, consisting of 7,840 RSF, at the real property known as Madison Medical Plaza (the "Presence #300 Lease") on the terms set forth on Schedule 3(b) attached hereto,
•a renewal of the existing lease for Suite 306, consisting of 3,960 RSF, at the real property known as Madison Medical Plaza (the "Presence #306 Lease") on the terms set forth on Schedule 3(b) attached hereto, and
•a renewal of the existing lease] for Suite 310, consisting of 4,135 RSF, at the real property known as Madison Medical Plaza (the "Presence #310 Lease" and with the foregoing leases associated with the Earnout Funds, the "Earnout Leases") on the terms set forth on Schedule 3(b) attached hereto.
•Seller shall be responsible for all Leasing Costs (defined below) of the Earnout Leases. The Earn Out Funds in the amounts set forth below shall be deposited into an escrow account with Escrow Agent (the "Earn Out Escrow Account") at Closing.
•$4,551,348.13 for the Presence #100 Lease (the "Presence #100 Earnout"),
•$2,593,775.48 for the Presence #300 Lease (the "Presence #300 Earnout"),
•$1,310,121.29 for the Presence #306 Lease (the "Presence #306 Earnout"), and

EXECUTION VERSION
•$1,368,018.06 for the Presence #310 Lease (the "Presence #310 Earnout").
•Within thirty (30) days following delivery to Buyer of:
•an executed agreement memorializing the Presence #100 Lease, Escrow Agent shall disburse to Seller the Presence #100 Earnout;
•an executed agreement memorializing the Presence #300 Lease, Escrow Agent shall disburse to Seller the Presence #300 Earnout;
•an executed agreement memorializing the Presence #306 Lease, Escrow Agent shall disburse to Seller the Presence #306 Earnout; and/or
•an executed agreement memorializing the Presence #310 Lease, Escrow Agent shall disburse to Seller the Presence #310 Earnout.
If Seller shall deliver an executed agreement memorializing any or all of the Earnout Leases at or prior to Closing, the Earn Out Funds applicable to such Lease(s), minus all Leasing Costs applicable thereto and subject to adjustment for base rent and/or tenant improvement allowance as set forth below, will be delivered to Seller at Closing. In the event that the applicable Earnout Lease(s) are entered into within ninety (90) days following the Closing (the "Post Closing Earn Out Period"), Escrow Agent will deliver to Seller the Earn Out Funds applicable to such Earnout Lease(s), minus all Leasing Costs applicable thereto and subject to adjustment for base rent and/or tenant improvement allowance as set forth below. During the Post Closing Earn Out Period, Seller shall serve as agent for Buyer for purposes of completing negotiations for and consummating any such Earnout Lease(s) on the terms set forth on Schedule 3(b), it being agreed that Buyer's prior written consent shall be required for any such Lease containing terms different from those set forth on Schedule 3(b). It is further agreed that if a lower base rent and/or higher tenant improvement allowance than what is contemplated in Schedule 3(b) is proposed for a Lease (and Buyer approves the lower base rent and/or the higher tenant improvement allowance in writing), the Earn Out Funds for such Lease shall be recalculated using the applicable "cap rate(s)" set forth on Schedule 3(b) applied to the new base rent and/or the new tenant improvement allowance. If any Earnout Lease is not fully executed prior to the expiration of the Post Closing Earn Out Period, or if any Earn Out Funds remain in escrow as of the expiration of the Post Closing Earn Out Period, the applicable Earn Out Funds shall be returned to Buyer without reduction and without further authorization from Seller, and Seller's authorization to act as Buyer's agent pursuant to this Section 3(b) shall terminate. This Section 3(b) shall survive the Closing.
(c) Contemporaneous with the execution and delivery of this Agreement, Buyer has delivered to Seller and Seller hereby acknowledges the receipt of the amount of One Hundred Dollars ($100) ("Independent Consideration"), which amount is the portion of the Deposit the parties bargained for and agreed to as consideration for Buyer's right to inspect and purchase the Property pursuant to this Agreement, and for Seller's execution, delivery and performance of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is nonrefundable, and is fully earned and shall be retained by Seller notwithstanding any other provision of this Agreement, but shall be applicable to the Purchase Price upon the final Closing.

EXECUTION VERSION
4.Proration of Expenses and Payment of Costs and Recording Fees.
(a)At each Closing there shall be adjustments between Buyer and Seller for real estate taxes, rollback taxes, personal property taxes, water and sewer use charges, and any other charges and assessments constituting a lien on the Property and to the extent not paid directly to the applicable authority by Tenants pursuant to the Leases (collectively "Taxes and Assessments"), in accordance with the custom prevalent to commercial real estate transactions in the vicinity of the Property. If any such taxes, charges or assessments are payable directly to the applicable taxing authority by any Tenant under the Leases, such charges shall not be apportioned between Seller and Buyer, but otherwise the proration of such taxes, charges and assessments shall take into account Seller's receipt of any Tenant payment attributable thereto pursuant to the applicable Lease.
(b)All rents under the Leases received by Seller shall be prorated as of the applicable Closing Date with Buyer being credited for rent attributable to the day of Closing through and including the last day of the calendar month in which the Closing Date occurs; provided, however, any rent under the Leases that has not been received by Seller as of the Closing Date ("Delinquent Rent") shall not be prorated. All rents received by Seller after Closing that Buyer is entitled to hereunder shall be immediately delivered to Buyer. Unpaid rent and Delinquent Rent collected by Seller and Buyer after the date of the applicable Closing shall be paid or retained, as applicable, as follows: (i) first, to the party that incurred actual out-of-pocket costs of collection; (ii) second, to Seller any rent to which Seller is entitled hereunder relating to the month of Closing; and (iii) third, to Buyer any rent to which Buyer is entitled hereunder relating to the month of Closing and any period thereafter. Buyer shall use good faith efforts for sixty (60) days after the Closing Date to collect all Rent (including Delinquent Rent) in the usual course of Buyer's operation of the Property, and Seller shall have the right after the applicable Closing Date to pursue monetary remedies against any Tenant with any Delinquent Rent allocable to the period prior to the Closing Date, but may not evict any Tenant or terminate any Lease.
(c)Seller shall be responsible for all operating costs and common area expenses and charges (collectively, "CAM Charges") incurred prior to the applicable Closing Date, and Buyer shall be responsible for all CAM Charges incurred on and subsequent to the applicable Closing Date (but only to the extent incurred under the Assumed Contracts). Seller is currently collecting from tenants under the Leases additional rent to cover the CAM Charges. Seller or Buyer shall each receive a charge or credit, as the case may be, for the difference between the aggregate tenants' current account balances for CAM Charges as of the applicable Closing and the amount of CAM Charges reimbursable to Seller. CAM Charges for Seller's period of ownership shall be reasonably estimated by the parties at the applicable Closing if final bills are not available. Buyer and Seller will adjust the prorations in cash within thirty (30) days of finalizing the reconciliation of CAM Charges for the year in which the applicable Closing occurs with the tenants pursuant to the terms of their Leases.
(d)For purposes hereof, "Leasing Costs" mean all leasing commissions, tenant allowances, tenant improvements costs, free rent and other similar lease inducement costs and attorney's fees in connection with a Lease. Seller shall be solely responsible for Leasing Costs of the Earnout Leases ("Seller Leasing Costs"). If, as of the applicable Closing, there remain unpaid Seller Leasing Costs, Buyer shall be responsible to pay such unpaid Seller Leasing Costs, and the prorations at the applicable Closing shall include a credit to Buyer in an amount equal to all such unpaid Seller Leasing Costs. Except for Leasing Costs of the Earnout Leases, Buyer shall be responsible for all Leasing Costs in connection with any new leases or extensions, renewals or expansions of leases entered into following the Effective Date and approved by Buyer in accordance with the terms of this Agreement (collectively, "Buyer Leasing Costs"). If, prior to the applicable Closing, Seller has paid any Buyer Leasing Costs, the prorations at the applicable Closing shall include a credit to Seller in an amount equal to the Buyer Leasing Costs paid by Seller. Notwithstanding the foregoing, there shall be no proration of anticipated Leasing Costs of Earnout Leases that have not been entered into prior to the applicable Closing, it being agreed that any such Leasing Costs shall be deducted from any Earn Out Funds to be released to Seller (and such Leasing Costs shall be released to Buyer at the same time the applicable net Earn Out Funds are released to Seller).
(e)All tenant security and rent deposits shall be paid or credited to Buyer at the applicable Closing to the extent held by Seller and not previously applied. Seller and Buyer shall notify all tenants under any Leases of the transfer of ownership of the Property from Seller to Buyer upon the applicable Closing.
(f)Seller and Buyer shall pay or be charged with the costs and expenses in connection with this transaction pursuant to the allocation set forth on Schedule 4(c) attached hereto and incorporated herein by reference. Notwithstanding anything to the contrary contained herein, (i) each party shall pay its own legal fees incidental to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (ii) Seller and Buyer each shall pay one-half of all reasonable escrow fees charged by Escrow Agent.
(g)Interest accrued through the applicable Closing Date and not yet due and payable and any principal interest and other amounts due and payable on the applicable Closing Date pursuant to the Assumed Loan documents shall be prorated. At the applicable Closing, the applicable Seller shall assign to Buyer the amount of any tax or other escrows on deposit with the Assumed Loan Lender, and Seller shall receive a credit in such amount.
No later than one hundred eighty (180) days after the applicable Closing, Seller and Buyer shall make appropriate post-closing adjustments to the prorations above but in no event will any readjustment be made after the one hundred eightieth (180th) day after the applicable Closing Date; provided, however, that with respect to ad valorem tax prorations and the final reconciliation of CAM Charges for the year in which the applicable Closing occurs, the parties shall reprorate whenever the final tax bills are available and final reconciliations are actually complete. This Section 4 shall survive the Closing.
5.Title. At the applicable Closing, Seller agrees to convey to Buyer fee simple or ground lessee marketable title to the Property by deeds or assignments of ground lease evidencing a limited warranty with respect to Seller's actions during the term of Seller's ownership of the Property, as the case may be, free and clear of all liens, defects of title, conditions, easements, assessments, restrictions, and encumbrances except for Permitted Exceptions (as hereinafter defined).
6.Examination of Property. Seller and Buyer hereby agree as follows:
(a)On the Effective Date, Buyer shall order a title insurance commitment (the "Title Commitment") for the Property from Escrow Agent. Within twenty (20) days of the Effective Date, Buyer shall order a current land title survey (the "Survey") for the Property. Except as otherwise provided in this Section 6(a), all matters shown in the Title Commitment ("Title Matters") with respect to which Buyer fails to object prior to the date that is fifteen (15) days following Buyer's receipt of the Title Commitment, or the expiration of the Due Diligence Period, whichever is later, shall be deemed "Permitted Exceptions". Except as otherwise provided in this Section 6(a), all matters shown on the Survey ("Survey Matters") with respect to which Buyer fails to object prior to the date that is ten (10) days following Buyer's receipt of the Survey, or the expiration of the Due Diligence Period, whichever is later, shall be deemed

Permitted Exceptions. Amendment of the survey exception from the Title Policy for any particular Property shall be Buyer's responsibility, provided that, at the applicable Escrow Closing Date, Seller shall execute and deliver to Buyer and Escrow Agent a No Change Affidavit with respect to each Property listed in the attached Schedule 6(a). Notwithstanding the foregoing, Permitted Exceptions shall not include (and Buyer is not required to deliver a written objection to Seller with respect to any mortgage or other loan documents executed by Seller secured by the Property, and any judgment liens, mechanic's and materialmen's liens, and other liens and monetary encumbrances against the Property created by Seller (collectively, "Liens")). Seller shall, at its sole cost and expense, be required to cure or remove all Liens (by payment, bond deposit or indemnity acceptable to Escrow Agent) at or prior to the applicable Closing. Seller shall have no obligation to cure any Title Matter or Survey Matter (other than all Liens) objected to by Buyer, provided Seller notifies Buyer of any objections which Seller elects not to remove or cure within five (5) business days following receipt of Buyer's objections. If Seller fails to notify Buyer within the 5-business day period, Seller is deemed to have elected to remove or cure all such objections at or prior to the applicable Closing, failing which Buyer shall have the rights and remedies set forth in Section 9(b) of this Agreement. In the event that Seller notifies Buyer that it refuses to remove or cure any objections, Buyer shall have the right to terminate this Agreement upon written notice to Seller given within five (5) business days after receipt of Seller's notice (but in no event later than the expiration of the Due Diligence Period), upon which termination Buyer shall receive a refund of the Earnest Money and neither party shall have any further obligation hereunder, except as otherwise expressly set forth herein. If any matter not revealed in the Title Commitment or Survey is discovered by Buyer or by the Escrow Agent and is added to the Title Commitment or Survey, as applicable, at or prior to the applicable Closing, Buyer shall have until the earlier of (i) ten (10) days after the Buyer's receipt of the updated, revised Title Commitment or Survey, as applicable, showing the new title matter or survey matter, together with a legible copy of any such new matter, or (ii) three (3) business days prior to the date of the applicable Closing, to provide Seller with written notice of its objection to any such new matter (an "Objection"). If Seller does not remove or cure such Objection prior to the date of the applicable Closing, Buyer may terminate this Agreement, upon which termination Buyer shall receive a refund of the Earnest Money and neither party shall have any further obligation hereunder, except as otherwise expressly set forth herein.
(b)During the term of this Agreement, Buyer, its agents, contractors and designees (collectively, "Buyer's Representatives"), shall have the right to enter the Property for the purposes of inspecting the Property, conducting soil tests, making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other investigations and inspections as Buyer may reasonably require to assess the condition and suitability of the Property. During the Due Diligence Period, with Seller's consent (which shall not be unreasonably withheld, conditioned or delayed), Buyer also may schedule and, only with a Seller's representative present, conduct interviews with Tenants of the Property. All such activities by or on behalf of Buyer on the Property shall not damage the Property nor interfere with construction on the Property or the conduct of business by any Tenant under the Leases. Buyer shall indemnify and hold Seller harmless from and against any and all claims or damages to the extent resulting from the activities of Buyer on the Property, and Buyer shall repair any and all damage caused, in whole or in part, by Buyer, and return the Property to its condition prior to such damage, which obligation shall survive Closing or any termination of this Agreement; provided, however, that such indemnity and obligation to hold harmless shall not extend to and in no event shall Buyer be liable to Seller or any of such other indemnified parties to the extent any loss, injury, damage, cause of action, liability, claim, lien, cost or expense arises from (i) any negligence or willful conduct in connection with the diligence efforts of Buyer's Representatives of Seller or any other indemnified party or anyone acting by, through or under Seller or any other indemnified party, or (ii) any pre-existing conditions on or about the Property except to the extent that such conditions were exacerbated due to the acts or omissions of Buyer or anyone acting by, through or under Buyer. Seller shall reasonably cooperate with the efforts of Buyer and Buyer's Representatives to inspect the Property and the Improvements. Notwithstanding the foregoing, Buyer shall not have the right to conduct an environmental Phase II examination without the express prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed if a Phase I expressly recommends such a Phase II examination. During the time period in which Buyer or Buyer's Representatives are accessing the Property, Buyer shall maintain, and shall cause Buyer's Representatives to maintain, at Buyer's expense, a policy of comprehensive general public liability insurance with a combined single limit of not less than $2,000,000 per occurrence for bodily injury and property damage, insuring Buyer and Seller, as additional insureds, against any injuries or damages to persons or property that may result from or are related to Buyer's or Buyer's Representative's entry upon the Property and any investigations or other activities conducted thereon. Prior to the first entry on the Property, Buyer shall deliver, and shall cause Buyer's Representatives to deliver, certificates of insurance to Seller confirming compliance with the foregoing insurance requirements. Upon Buyer's request, Seller shall provide Buyer with the name of a contact person(s) for the purpose of arranging site visits. Buyer shall give Seller reasonable written notice (which may be by e-mail to Seller sent to ttaylor@nhpreit.com, CVanGelder@nhpreit.com and JMckanna@nhpreit.com but in any event shall not be less than two (2) business days) before entering the Property, and Seller may have a representative present during any and all examinations, inspections, Tenant interviews and/or studies on the Property; provided, however, in no event may Seller's inability, or election not, to attend any such examinations, inspections and/or studies limit, restrict, prevent, prohibit or modify in any other way Buyer's entry and interview rights hereunder. Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice thereof to Seller and the Escrow Agent prior to the expiration of the Due Diligence Period, in which event this Agreement shall become null and void, Buyer shall receive a refund of the Earnest Money, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein.
7.Risk of Loss/Condemnation. Upon an occurrence of a casualty, condemnation or taking of any Property or portion thereof, Seller shall promptly notify Buyer in writing of same. Until Closing, the risk of loss or damage to the Property, except as otherwise expressly provided herein, shall be borne by Seller. In the event all or any portion of the Property is damaged in any casualty or condemned or taken (or notice of any condemnation or taking is issued) so that: (a) any Tenant has a right of termination or abatement of rent under its Lease, or (b) with respect to any casualty, if the cost to repair such casualty would exceed $4,000,000.00, or (c) with respect to any condemnation or taking, any Improvements or access to the Property or more than ten percent (10%) of the Property is (or will be) condemned or taken, then, Buyer may elect to terminate this Agreement by providing written notice of such termination to Seller within ten (10) business days after Buyer's receipt of notice of such condemnation, taking or damage, upon which termination the Earnest Money shall be returned to the Buyer and neither party hereto shall have any further rights, obligations or liabilities under this Agreement, except as otherwise expressly set forth herein. With respect to any condemnation or taking (or any notice thereof), if Buyer does not elect to cancel this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards. With respect to a casualty, if Buyer does not elect to terminate this Agreement or does not have the right to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the applicable Closing the rights of Seller to the proceeds under Seller's insurance policies covering the Property with respect to such damage or destruction (or pay to Buyer any such proceeds received prior to such Closing) and pay to Buyer the amount of any deductible with respect thereto, and Buyer shall be entitled to receive and keep any monies received from such insurance policies.

EXECUTION VERSION
8.Earnest Money Disbursement. The Earnest Money shall be held by Escrow Agent, in trust, and disposed of only in accordance with the following provisions:
(a)If the final Closing occurs, Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Seller and Buyer on the Closing Date to be applied as part payment of the Purchase Price. For sake of clarity, the parties acknowledge and agree that with respect to a Closing of the initial Tranche (whether that be the First Tranche Closing or Second Tranche Closing), the Earnest Money shall not be applied to the Purchase Price and Escrow Agent shall continue to hold such amounts until the final Tranche Closing. If for any reason the Closing does not occur, Escrow Agent shall deliver the Earnest Money to Seller or Buyer only upon receipt of a written demand therefor from such party. If for any reason the final Tranche Closing does not occur and either party makes a written demand (the "Demand") upon Escrow Agent for payment of the Earnest Money, Escrow Agent shall give written notice to the other party of the Demand within one business day after receipt of the Demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice by Escrow Agent, Escrow Agent is hereby authorized to make the payment set forth in the Demand. If Escrow Agent does receive such written objection within such period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.
(b)The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys' fees, expenses and disbursements) incurred by Seller or Buyer resulting from Escrow Agent's mistake of law respecting Escrow Agent's scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all liabilities (including reasonable attorneys' fees, expenses and disbursements) incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or made by Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of Escrow Agent. Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that Escrow Agent shall hold the Earnest Money in escrow and shall disburse the Earnest Money pursuant to the provisions of this Section 8.
9.Default
(a)In the event that Buyer defaults in any of its obligations under this Agreement and if such default continues for five (5) days after receipt of written notice of such default from Seller (except that no notice or cure period is required due to Buyer's failure to close on the Closing Date in violation of this Agreement), Seller shall be entitled to, as its sole and exclusive remedy to either: (i) waive such default and proceed to Closing in accordance with the terms and provisions hereof; or (ii) declare this Agreement to be terminated, and Seller shall be entitled to immediately receive all of the Earnest Money as liquidated damages as and for Seller's sole remedy. Upon such termination, neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein. Seller and Buyer agree that (x) actual damages due to Buyer's default hereunder would be difficult and inconvenient to ascertain and that such amount is not a penalty and is fair and reasonable in light of all relevant circumstances, (y) the amount specified as liquidated damages is not disproportionate to the damages that would be suffered and the costs that would be incurred by Seller as a result of having withdrawn the Property from the market, and (z) Buyer desires to limit its liability under this Agreement to the amount of the Earnest Money paid in the event

Buyer fails to complete Closing. Notwithstanding the foregoing, nothing contained herein shall limit or restrict Seller's ability to pursue any rights or remedies it may have against Buyer with respect to those obligations that expressly survive the termination of this Agreement as provided herein. In no event under this Section or otherwise shall Buyer or Seller be liable to the other for any punitive, speculative or consequential damages.
(b)In the event that Seller defaults in any of its obligations under this Agreement and if such default continues for five (5) days after receipt of written notice of such default from Buyer (except that no notice or cure period is required due to Seller's failure to close on the Closing Date in violation of this Agreement), Buyer may, as its sole and exclusive remedy, either: (i) waive any such default or unsatisfied conditions and proceed to Closing in accordance with the terms and provisions hereof; (ii) terminate this Agreement by delivering written notice thereof to Seller no later than Closing, upon which termination the Earnest Money shall be refunded to Buyer, and Seller shall pay to Buyer the actual out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement and the pursuit of the transaction contemplated herein, including without limitation attorney's fees, costs of inspection and loan application fees ("Pursuit Costs") in an amount not to exceed $2,000,000.00; or (iii) enforce specific performance of Seller's obligation to execute the documents required to convey the Property to Buyer (it being understood, however, if specific performance is made unavailable as a remedy to Buyer because Seller has sold or encumbered the Property intentionally to impede Buyer's ability to obtain specific performance, then Buyer will be entitled to pursue all rights and remedies available at law or in equity against the defaulting Seller).
(c)The terms of this Section 9 shall survive the Closing and any termination of this Agreement.
10.Closing. The applicable Closing shall consist of the execution and delivery of documents by Seller and Buyer, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement. Seller shall deliver to Escrow Agent on or before the Escrow Closing Date for the benefit of Buyer at Closing the following executed documents for the Property:
(a)A deed for each Fee Property executed and acknowledged by the applicable Seller; and an assignment and assumption of ground lease for each Ground Lease Property executed and acknowledged by the applicable Seller. The form of each deed and assignment and assumption of ground lease shall be reasonably approved by Buyer and Seller;
(b)An Assignment and Assumption of Leases (other than the Ground Leases) relative to each entity comprising Seller, in the form attached hereto as Exhibit C;
(c)A Bill of Sale for the personal property, if any, by each entity comprising Seller in the form attached hereto as Exhibit D;
(d)An Assignment and Assumption of Contracts, Permits, Licenses and Warranties relative to each entity comprising Seller in the form of Exhibit E;
(e)A settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for the applicable Closing as contemplated hereunder;
(f)A certificate pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto, certifying the non-foreign status of each Seller;

EXECUTION VERSION
(g)Letters to each Tenant in form of Exhibit F attached hereto;
(h)An owner's affidavit and such other instruments as are reasonably required by Escrow Agent to close the escrow and consummate the purchase of the Property in accordance with the terms hereof. The form of owner's affidavit shall include such statements as are required by Escrow Agent to enable the issuance of a comprehensive endorsement (or the applicable state equivalent) to the Title Policy; and
(i)The items set forth on Schedule 12 (the "State Specific Deliverables"); and
(j)Such documents and deliveries as may be required by the Assumed Loan Lender to effect the assumption of the Assumed Loan.
Except as set forth below, at final Closing, Buyer shall instruct Escrow Agent to deliver the Earnest Money to Seller which shall be applied to the Purchase Price for the final Tranche Closing, shall deliver the balance of the Purchase Price to Seller and shall execute and deliver execution counterparts, as applicable, of the closing documents referenced above. For sake of clarity, no Earnest Money shall be delivered or applied to the initial Tranche Closing. Each Closing shall be held through the mail by delivery of the closing documents to the Escrow Agent on or prior to the Closing or such other place or manner as the parties hereto may mutually agree.
Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges that Seller's existing mortgage financing for the Defeasance Properties requires defeasance, and that in order to effectuate the defeasance of the existing financing, the balance of the Purchase Price (as adjusted for prorations, credits, and reimbursements under this Agreement) shall be deposited by Buyer with Escrow Agent no later than 12:00 p.m. (Eastern) on the business day preceding the applicable Closing Date by wire transfer of immediately available funds, time being of the essence. For clarity, it is agreed that Seller shall be responsible for (and shall pay) all defeasance costs with respect to the Defeasance Properties. If Buyer is in breach of such funding obligation and such breach causes Seller to incur "Delay Costs" (as hereinafter defined), then notwithstanding anything herein to the contrary, Buyer shall be responsible for and pay at the applicable Closing any and all bona fide additional third party fees, costs and expenses incurred by Seller as a result thereof (if any) and payable to Seller's lender for the Defeasance Properties, including any breakage, unwinding or re-pricing costs and/or additional interest or other financing costs associated with such delay and actually incurred by Seller (the "Delay Costs"). For clarity, Buyer's obligation to pay Delay Costs shall apply only if the Closing of the Defeasance Properties occurs and not otherwise.
11.Representations by Seller. For the purpose of inducing Buyer to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, each entity comprising Seller makes the following representations and warranties to Buyer as of the Effective Date and as of the applicable Closing Date:
(a)Each Seller entity is duly organized (or formed), validly existing and in good standing under the laws of its state of organization, and to the extent required by law, the State in which the Property is located. Subject to receipt of the consents set forth on Schedule 13(e), each such entity has or will have the power and authority to execute and deliver this Agreement and all closing documents to be executed by such entity, and to perform all of such entity's obligations hereunder and thereunder. Neither the execution and delivery of this

Agreement and all closing documents to be executed by such entity, nor the performance of the obligations of such entity hereunder or thereunder, will result in the violation of any law or any provision of the organizational documents of such entity or will conflict with any order or decree of any court or governmental instrumentality of any nature by which such entity is bound;
(b)Except for violations cured or remedied on or before the Effective Date, such entity has not received any written notice from (or delivered any notice to) (i) any governmental authority regarding (1) any violation of any law applicable to the applicable Property and such entity does not have knowledge of any such violations or (2) any condemnation proceedings relating to the Property and such entity does not have knowledge of any pending or threatened condemnation proceedings relating to the Property; and (ii) any third party that the applicable Property or the current use thereof violates any private covenant, restriction, easement or encumbrance and such entity does not have any knowledge of any such violation; and
(c)There are no occupancy rights, leases or tenancies affecting the applicable Property other than the Leases, Ground Leases or disclosed in the Title Commitments. To Seller's knowledge: (i) there is no default under or with respect to any Ground Lease on the part of the applicable ground lessor or on the part of Seller; (ii) there exists no condition or circumstance which, with the passage of time, would constitute a default under or with respect to any of the Ground Leases; (iii) there are no defaults under or with respect to any of the Leases on the part of Seller or any Tenant, and (iv) there exists no condition or circumstance which, with the passage of time, would constitute a default under or with respect to any of the Leases;
(d)To Seller's knowledge, there is no suit, action, proceeding or other litigation affecting the Property not fully covered by insurance nor, to Seller's knowledge, has any unresolved suit, action, proceeding or other litigation been threatened against Seller or the Property, with the exception of tax appeals currently pending as disclosed on Schedule 11(d) attached hereto (which appeals, notwithstanding anything to the contrary in this Agreement, may be pursued to completion by Seller, which right shall survive Closing). Seller shall provide Buyer with periodic status updates on the appeals when reasonably appropriate based on developments in the appeals.
(e)The Rent Rolls attached hereto as Schedule 11(e) are the rent rolls Seller relies upon in the operation of the Property and Seller has no actual knowledge of any material inaccuracy contained therein. Except as set forth on Schedule 11(e), no rent called for under the Leases has been paid more than one (1) month in advance of its due date. The list of deposits attached hereto as Schedule 11(e) is a true, correct and complete list of the security deposits and letters of credits held by Seller under the Leases.
(f)Except as set forth on Schedule 11(f), Seller has not given nor has Seller received any written notice of a default by any Tenant under a Lease which remains uncured.
(g)Except as set forth on Schedule 11(g), which Seller shall complete and provide to Buyer within ten (10) business days after the Effective Date, (i) all construction obligations of Seller, as landlord under the Leases, have been fully performed and fully paid for, (ii) no tenant improvement allowance or other cost obligation is due or payable or will become due or payable with respect to the Leases other than those payable in connection with contingencies (including extensions, expansions, options or renewals) occurring after the applicable Closing Date and (iii) no tenant is entitled to any concession, rebate, free rent or abatement under such tenant's Lease or any other agreement with Seller.
(h)Except as expressly set forth on Schedule 11(h), which Seller shall complete and provide to Buyer within ten (10) business days after the Effective Date, there is no brokerage commission, fee or other similar compensation currently payable, and no brokerage commission, fee or similar compensation with the passage of time or occurrence of any event, or both will become payable, other than (x) leasing commissions payable in connection with contingencies (including cancellations, extensions, expansions, options or renewals) occurring after the applicable Closing Date with respect to the Leases in effect as of the Effective Date and (y) leasing commissions payable in connection with new Leases entered into in accordance with this Agreement prior to the applicable Closing Date.
(i)Except for the Preemptive Rights, there is no other agreement to purchase, sell, option, lease or otherwise dispose of or alienate all or any portion of the Property, including any outstanding options, rights of first refusal, rights of first offer, conditional sales agreements or other similar agreements or arrangements, whether written or oral.
(j)The operating statements for the Property which have been delivered to Buyer by Seller are the operating statements relied upon by Seller in the ordinary course of Seller's ownership and operation of the Property, and, to the best of Seller's knowledge, are true and correct in all material respects.
(k)Other than contracts and agreements that are entered into by Seller after the Effective Date in accordance with the terms of this Agreement, on the date that is ten (10) business days following the Effective Date (the "Service Contract Delivery Date"), Schedule 11(k) will be completed by Seller to contain a list of the Service Contracts to which Seller is a party or is bound affecting any portion of the Property that would be binding upon Buyer after the applicable Closing. On or before the Service Contract Delivery Date, Seller has delivered to Buyer copies of the Service Contracts that are true, correct and complete in all material respects. To Seller's knowledge the Service Contracts are in full force and effect. Seller is not in default under any Service Contract and to Seller's knowledge, no other party is in default under any Service Contract.
(l)Seller does not have, and has never had, any employees and Seller is not a party to, nor is the Property subject to, any collective bargaining agreement.
(m)None of (A) Seller; (B) any Person controlling or controlled by Seller, directly or indirectly, including but not limited to any Person or Persons owning, in the aggregate, a fifty percent (50%) or greater direct or indirect ownership interest in Seller; (C) any Person, to the knowledge of Seller, having a legal or beneficial interest in Seller; or (D) any officer or director or (to the knowledge of Seller) any employee, agent, or representative of Seller (including any person acting in such capacity for or on behalf of Seller); or (E) any Person for whom Seller is acting as agent or nominee or otherwise in connection with the transaction contemplated by this Agreement (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order; (b) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of OFAC or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order or Orders; (c) is engaged in activities prohibited in the Order or Orders; or (d) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.
(n)Seller has not: (i) made a general assignment for the benefit of creditors, (ii) filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or any arrangement or composition, extension, or readjustment of its indebtedness, (iii) consented in writing in any creditor's proceeding, to the appointment of a receiver or trustee for such Seller or any of its property, (iv) been named as a debtor in an involuntary bankruptcy proceeding, or (v) has not admitted in writing its inability to pay its debts as they become due.

EXECUTION VERSION
(o)"Seller's knowledge," as used in this Agreement means the current actual knowledge of Trent Taylor and Jie Chai (individually and collectively as the context so requires, "Seller's Knowledge Party"), without any duty of inquiry or investigation. The Seller Knowledge Party shall have no personal liability hereunder. Seller's representations and warranties in Section 11(b), 11(c), and 11(d) (collectively, the "Property Representations") are qualified by any knowledge obtained by Buyer (i) on or prior to the expiration of the Due Diligence Period, including, without limitation, anything set forth in any Title Commitment, (ii) in any materials provided by Seller to Buyer in connection with Buyer's investigation and inspection of the Property, (iii) in any reports obtained by or on behalf of Buyer in connection with Buyer's investigation and inspection of the Property, and (iii) in any estoppels delivered to Buyer pursuant to the terms of this Agreement; and such Property Representations shall be deemed updated to reflect such knowledge of Buyer. Seller may further qualify the Property Representations by notice, specifying with reasonable particularity the facts and circumstances known to Seller that make the applicable Property Representation false, misleading or inaccurate, delivered to Buyer before the applicable Closing Date. If Seller delivers a Property Representation notice within less than three (3) business days before the applicable Closing, then Buyer may by written notice to Seller extend the applicable Closing Date to the day which is three (3) business days after the date of receipt of the Property Representation notice. If any Property Representation notice delivered after the Due Diligence Period effects a material adverse change in the matter covered by the applicable Property Representation, then Buyer, as its sole remedy therefor, may terminate this Agreement by giving written notice to Seller no later than three (3) business days after receipt of such Property Representation notice and receive a refund of the Earnest Money. Notwithstanding anything contained herein to the contrary, in the event Seller delivers a Property Representation notice to Buyer qualifying any Property Representation or Buyer otherwise, prior to the applicable Closing, obtains (or is deemed to have obtained) knowledge that any representation of Seller herein is not true or correct and Buyer nonetheless elects to proceed to the applicable Closing, Buyer shall have no right to bring an action against Seller with respect to the untruth or inaccuracy of such representation or warranty. The foregoing representations and warranties set forth in this Agreement shall survive the applicable Closing for a period of nine (9) months (the "Survival Period") and any action brought on such representations and warranties (a "Post-Closing Claim") shall be commenced within one hundred eighty (180) days after said nine (9) month period or shall be forever barred and waived. In no event shall Buyer be entitled to make a claim for breach of such representations or warranties and no entity comprising Seller shall have any liability in connection therewith (i) unless and until the aggregate amount of all such claims exceeds $50,000.00 or (ii) for any amount in excess of $7,500,000.00 in the aggregate.
(p)National Healthcare Properties Operating Partnership, L.P. ("NHPOP") hereby agrees to maintain Liquid Assets in amount of not less than $7,5000,000.00 during the Survival Period. "Liquid Assets" as used herein means unencumbered cash and Cash Equivalents owned by and/or held in the name of NHPOP; and "Cash Equivalents" as used herein means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than the expiration of the Survival Period, (ii) time deposits and certificates of deposits having maturities of not more than the expiration of the Survival Period and issued by any domestic commercial bank having, (A)

senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody's and (B) capital and surplus in excess of $100,000,000.00; (iii) commercial paper rated at least A-1 or the equivalent thereof by S&P or P- 1 or the equivalent thereof by Moody's and in either case maturing within one hundred twenty (120) days from the expiration of the Survival Period, and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least AAA or the equivalent thereof by Moody's. In the event Buyer makes a Post-Closing Claim, Buyer may seek recovery from either NHPOP or the applicable Seller entity. The provisions of this paragraph (the "Liquidity Provision") will survive the applicable Closing for the Survival Period.
12.Representations by Buyer. Buyer represents and warrants to, and covenants with, Seller as of the date hereof and as of the Closing Date as follows:
(a)Buyer is duly formed, validly existing and in good standing under the laws of its state of organization, and on the Closing Date, to the extent required by law, the State in which the Property is located, is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer, and has all necessary power and authority to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer's obligations hereunder and thereunder;
(b)This Agreement and all Closing documents to be executed by Buyer have been (or shall be, with respect to the documents to be executed at Closing) duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms; and
(c)Neither the execution and delivery of this Agreement and all Closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.
(d)None of (A) Buyer; (B) any Person controlling or controlled by Buyer, directly or indirectly, including but not limited to any Person or Persons owning, in the aggregate, a fifty percent (50%) or greater direct or indirect ownership interest in Buyer; (C) any Person, to the knowledge of Buyer, having a legal or beneficial interest in Buyer; or (D) any officer or director or (to the knowledge of Seller) any employee, agent, or representative of Buyer (including any person acting in such capacity for or on behalf of Buyer); or (E) any Person for whom Buyer is acting as agent or nominee or otherwise in connection with the transaction contemplated by this Agreement (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order; (b) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of OFAC or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order or Orders; (c) is engaged in activities prohibited in the Order or Orders; or (d) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.
(e)Buyer has not: (i) made a general assignment for the benefit of creditors, (ii) filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or any arrangement or composition, extension, or readjustment of its indebtedness, (iii) consented in writing in any creditor's proceeding, to the appointment of a receiver or trustee for such Buyer or any of its property, (iv) been named as a debtor in an involuntary bankruptcy proceeding, or (v) has not admitted in writing its inability to pay its debts as they become due.
The representations and warranties of Buyer shall survive Closing for a period of nine (9) months after the Closing Date.
13.Conditions Precedent to Buyer's Obligations. Unless otherwise noted below, Buyer's obligation to pay the Purchase Price, to accept title to the Property and consummate the transaction under this Agreement shall be subject to the following conditions precedent on and as of the date of the applicable Closing:
(a)Seller shall deliver to Escrow Agent on or before the Escrow Closing Date the items set forth in Section 10 above;
(b)The representations and warranties of the entities comprising Seller contained in this Agreement shall be true in all material respects at and as of the date of the applicable Closing (subject to any Seller modifications hereafter made to a Property Representation, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the applicable Closing;
(c)The Escrow Agent, and/or another national title company, shall be willing to issue its standard Owner's Policy of Title Insurance covering each Property, in the allocated amount of the Purchase Price for the applicable Property, subject only to the Permitted Exceptions (the "Title Policy");
(d)Seller shall use Seller's commercially reasonable efforts to deliver to Buyer, no later than five (5) business days prior to the applicable Closing, an executed estoppel certificate from each Tenant of the Property in the form attached hereto as Exhibit J (or if another estoppel form or other lesser substance is required by a Tenant's Lease, or if another estoppel form is customarily used by such Tenant or parent company of such Tenant, notwithstanding what is provided in such Lease (e.g., any DaVita affiliate), then such form or substance may be used and deemed acceptable for that Tenant) (the "Tenant Estoppel Certificates"), duly executed by each Tenant, dated no more than 60 days prior to the applicable Closing Date, which is materially consistent with the rent roll and does not disclose any material defaults under the applicable Lease that was not previously disclosed to Buyer. Prior to the expiration of the Due Diligence Period, Seller shall prepare and submit for Buyer's review the Tenant Estoppel Certificates with all blank spaces completed prior to their delivery to Tenants under any of the Leases. Within seven (7) days thereafter, Buyer shall provide Seller with any comments Buyer may have on the draft Tenant Estoppel Certificates. Upon receipt of comments from a tenant to any Tenant Estoppel Certificate or an executed copy of an Tenant Estoppel Certificate, Seller shall promptly deliver the same to Buyer (via email at [***]) and Buyer's lender for review and approval. Notwithstanding the foregoing, Seller shall only be required to obtain, for each Property, the lesser of: (x) Tenant Estoppel Certificates from Tenants leasing 5,000 or more rentable square feet and, in the aggregate, covering a minimum of 70% of the rentable square feet of the applicable Property, and (y) with respect to the Assumed Loan Properties, the amount of Tenant Estoppel Certificates required by the Assumed Loan Lender (the "Tenant Estoppel Threshold"). Seller acknowledges and agrees that it is a Buyer's condition to Closing to receive a Tenant Estoppel Certificate (fully completed in conformance with this Section 13(d)) from a sufficient number of Tenants to meet the Tenant Estoppel Threshold on or before the Escrow Closing Date; provided, however, Seller and Buyer acknowledge and agree that a Tenant Estoppel Certificate that contains minor changes or contained knowledge qualifiers shall not preclude such Tenant Estoppel Certificate from being utilized to satisfy the Tenant Estoppel Threshold.

EXECUTION VERSION
(e)Seller shall use Seller's commercially reasonable efforts to deliver to Buyer no later than three (3) business days prior to the applicable Closing, an executed subordination, nondisturbance and attornment agreement (each, an "SNDA", collectively, the "SNDAs") from each Tenant of the Non-Assumed Loan Properties leasing 5,000 or more rentable square feet of the Property. Buyer shall prepare each such SNDAs on its lender's form, with all blank spaces completed prior to their delivery, and deliver it to Seller as soon as reasonably practicable, but in no event later than the last day of the Due Diligence Period (the "SNDA Cut-Off"), and Seller shall use commercially reasonable efforts to deliver each such SNDA to the applicable Tenant with a request for its execution and delivery. Seller acknowledges and agrees that if such SNDAs are delivered to Seller by the SNDA Cut-Off, then it shall be a Buyer's condition to Closing to receive SNDAs from a sufficient number of Tenants to meet the SNDA Threshold on or before the Escrow Closing Date; provided, however, notwithstanding anything herein to the contrary, it shall not be a Buyer's condition to Closing to receive SNDAs from any Tenant under a Lease that is automatically subordinate to a landlord's mortgage without the need for delivery of an instrument evidencing the same. The determination of automatic subordination shall be made by the parties and Buyer's lender prior to expiration of the Due Diligence Period. As used herein, the "SNDA Threshold" shall mean SNDAs from Tenants of the Non-Assumed Loan Properties leasing 5,000 or more rentable square feet and, in the aggregate, covering a minimum of 70% of the rentable square feet of the applicable Non-Assumed Loan Properties.
(f)Seller shall use Seller's commercially reasonable efforts obtain an estoppel certificate from each party to any declaration and/or reciprocal easement agreement affecting the Property, in the form attached hereto as Exhibit K or customarily provided by such declarant (the "Declaration Estoppel Certificates"), provided Buyer shall prepare each Declaration Estoppel Certificates and deliver them to Seller as soon as reasonably practicable, but in no event later than the last day of the Due Diligence Period (the "Declaration Estoppel Cut-Off"). Without limiting the foregoing, it shall not be a Buyer's condition to Closing to receive Declaration Estoppel Certificates; provided, however, Seller acknowledges and agrees that if such Declaration Estoppel Certificate for the Madison Medical Property is received by the Declaration Estoppel Cut-Off, then, it shall be a Buyer's condition to Closing to receive a Declaration Estoppel Certificate for the Madison Medical Property. As described in Section 10(h), if Escrow Agent, without first receiving a Declaration Estoppel Certificate, will not issue a comprehensive endorsement (or the applicable state equivalent) to the Title Policy for a particular Property, then Seller's owner's affidavit for that Property must include such statements as are required by Escrow Agent for the issuance of the endorsement.
(g)Seller shall use Seller's commercially reasonable efforts obtain an executed estoppel certificate from the lessor under each Ground Lease (the "Ground Lessor Estoppel Certificate"), in (i) substantially the form of Exhibit M attached hereto, or (ii) such other form as attached to the applicable Ground Lease. The Ground Lessor Estoppel Certificate shall: (a) be dated within 60 days of the Closing Date, (b) confirm the current rent and any other monthly payments under the applicable Ground Lease, (c) not indicate the continuing existence of an actual material default of the Seller as lessee or tenant under the applicable Ground Lease, unless such default was previously disclosed to Buyer, and (d) not indicate any unsatisfied, material obligation of the lessor which constitutes a default of lessor thereunder, unless such obligation was previously disclosed to Buyer. It shall be a condition precedent to Buyer's obligation to close hereunder that Buyer shall receive an executed Ground Lessor Estoppel Certificate in a form approved by Buyer's lender from each ground lessor under the Ground Leases on or before the Escrow Closing Date.
(h)Seller shall use Seller's good faith efforts to assist Buyer with obtaining an executed recognition agreement ("Recognition Agreement") from each ground lessor under a Ground Lease for the Madison Medical Property. Buyer shall prepare each such Recognition

Agreement on its lender's form and deliver it to Seller as soon as reasonably practicable, but in no event later than the last day of the Due Diligence Period. It shall be a condition precedent to Buyer's obligation to close hereunder that Buyer shall receive an executed Recognition Agreement in a form approved by Buyer's lender from each ground lessor under the Ground Leases on or before the Escrow Closing Date.
(i)To the extent required pursuant to the applicable Ground Lease, Buyer shall have received an executed consent to the assignment of the lessee's interest under each of the Ground Leases in (i) substantially the form attached hereto as Exhibit N, or (ii) such form customarily issued by the ground lessor under the Ground Lease (the "Ground Lessor Consent"). It shall be a condition precedent to Buyer's obligation to close hereunder that Buyer shall receive an executed Ground Lessor Consent in a form approved by Buyer's lender from each ground lessor under the Ground Leases on or before the Escrow Closing Date.
(j)Each of the holders of the "Preemptive Rights" listed in Schedule 13(j) shall have waived such Preemptive Rights (each, a "Purchase or Consent Waiver"). "Purchase or Consent Waiver" shall include without limitation silence or a failure to respond by the holder of any such Preemptive Right upon the lapse of the duration of the applicable time period for response as provided in the documentation granting such Preemptive Right, when such documentation expressly or otherwise provides that such silence or failure shall be deemed a waiver of, declination to exercise or similar response with respect to such Preemptive Right.
(k)With respect to the Assumed Loan Properties only, Assumption Approval shall have occurred. All transfer or other fees charged by the Assumed Loan Lender and any costs and expenses charged by the Assumed Loan Lender in connection with the Transfer and Assumption shall be borne by Buyer (including, without limitation, attorneys' fees, but excluding Seller's attorneys' fees), except that Seller has paid (or shall pay when due to Assumed Loan Lender) the "transfer fee" of $250,000 set forth in the loan agreement of the Assumed Loan Documents and Seller shall not be entitled to reimbursement of such "transfer fee" from Buyer regardless of whether the Closing of the Assumed Loan Properties occurs. At the applicable Closing, Buyer shall receive a credit against the allocated Purchase Price in the amount of the principal balance of the Assumed Loan, all accrued and unpaid interest and other sums then due and payable pursuant to the Assumed Loan (for the avoidance of doubt, Buyer shall not receive a credit for the assumption costs referenced herein). Within three (3) business days after the Effective Date of this Agreement, Buyer shall submit the required application fee to the Assumed Loan Lender and diligently pursue the assumption of each the Assumed Loan, provided that notwithstanding anything set forth herein to the contrary, Buyer shall not be required as part of such application process to remit payment to the Assumed Loan Lender of any amounts in excess of $100,000 in the aggregate until after the deposit of the Additional Earnest Money, if made (but will, if required by Assumed Loan Lender, pay up to $100,000 in the aggregate to Lender prior to deposit of the Additional Earnest Money). Within twenty (20) days after the latest to occur of (i) the Effective Date, or (ii) the date on which Buyer receives all application forms required by the Assumed Loan Lender, Buyer shall submit the full application to the Assumed Loan Lender together with such information and supporting documentation and meet all other requirements reasonably necessary to initiate and thereafter diligently and continuously complete the Assumed Loan Lender's approval process and processing of the assumption of the Assumed Loan. Seller agrees to cooperate with Buyer in connection with Buyer's efforts to obtain Assumption Approval from the Assumed Loan Lender and to otherwise satisfy and consummate the Transfer and Assumption, including without limitation executing such documents and providing such information as may be reasonably requested by Assumed Loan Lender as soon as possible after the date of such request. Buyer hereby acknowledges and agrees that, notwithstanding any assignment of this Agreement by Buyer pursuant to the terms set forth in Section 24 below, Assumed Loan Lender may require a guarantor acceptable to Buyer to execute at the applicable Closing a guaranty and the new owners of the Assumed Loan Properties to execute and deliver an environmental indemnity which will be substantially similar in form to the existing guaranty and environmental indemnity executed by Seller, and that Buyer will cause the Buyer Guarantor and the new owners of the Assumed Loan Properties (i.e., Buyer(s)), as applicable, to execute and deliver such form of guaranty and environmental indemnity to Assumed Loan Lender at the applicable Closing (provided that no entity other than the owners of the Assumed Loan Properties and the Buyer Guarantor shall be obligated to execute any environmental indemnity).
In the event that any of the foregoing conditions precedent has not been satisfied as of the Escrow Closing Date (or such other date as may be expressly specified in Section 13), Buyer may, as its sole and exclusive remedy waive any unsatisfied conditions and proceed to Closing in accordance with the terms and provisions hereof. Alternatively, if (i) any of the conditions precedent set forth in Section 13 (other than Sections 13(g), 13(h), and (13)(i)) has not been satisfied by the Escrow Closing Date, Buyer may terminate this Agreement by delivering written notice thereof to Seller no later than Closing, upon which termination the Earnest Money shall be refunded to Buyer and neither party hereto shall have any further rights, obligations or liabilities under this Agreement, except as otherwise expressly set forth herein; or (ii) any of the conditions precedent set forth in Sections 13(g), 13(h), and (13)(i) has not been satisfied by the Escrow Closing Date with respect to the Madison Medical Property, Buyer may elect to exclude from the Property to be conveyed at the First Tranche Closing the applicable Ground Lease Property for which the condition precedent has not been satisfied. If Buyer desires to exclude the Madison Medical Property under clause (ii) above, it shall so notify Seller within three (3) business days after the Escrow Closing Date, in which event the Madison Medical Property shall be excluded from the transactions contemplated by this Agreement, the Purchase Price shall be reduced by the corresponding amount set forth in Exhibit H, and neither Buyer nor Seller shall have any further obligations with respect to the applicable Ground Lease Property except as otherwise expressly set forth herein.
14.Conditions Precedent to Seller's Obligations. Seller's obligation to deliver title to the Property and consummate the transaction under this Agreement shall be subject to the following conditions precedent:
(a)Buyer shall deliver to Escrow Agent on the Closing Date the remainder of the Purchase Price, subject to adjustment of such amount pursuant to Section 2 hereof, if any, and all applicable documents to be delivered by Buyer in accordance with Section 10 above;
(b)With respect to the Properties in the applicable Tranche, the representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of the applicable Closing as if such representations and warranties were made at and as of the applicable Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the applicable Closing;
(c)With respect to the Assumed Loan Properties only, Assumption Approval shall have occurred on or before the Escrow Closing Date; and
(d)Lender's Approval shall have been obtained pursuant to Section 29 of this Agreement on or before the Escrow Closing Date.

EXECUTION VERSION
15.Notices. Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given and received on the date: (i) delivered by facsimile transmission or by electronic mail (e.g. email), (ii) delivered in person, (iii) deposited in the United States mail, registered or certified, return receipt requested, or (iv) deposited with a nationally recognized overnight courier, to the addresses set out in Section 1, or at such other addresses as specified by written notice delivered in accordance herewith. Notwithstanding the foregoing, Seller and Buyer agree that notice may be given on behalf of each party by the counsel for each party and notice by such counsel in accordance with this Section 15 shall constitute notice under this Agreement.
16.Seller Covenants.
(a)Seller agrees that, from the Effective Date until the applicable Closing or earlier termination of this Agreement, it: (i) shall continue to operate and manage the Property in the same manner in which Seller has previously operated and managed the Property; (ii) shall, subject to Section 7 hereof and subject to reasonable wear and tear, maintain the Property in the same (or better) condition as exists on the date hereof; and (iii) shall not (except as may be required by the terms of any Lease) be permitted without Buyer's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, to (A) amend any Ground Lease or Lease or enter into any new lease, license agreement or other occupancy agreement with respect to the Property; (B) consent to an assignment of any Lease or a sublease of the premises demised thereunder or a termination or surrender thereof; (C) terminate any Ground Lease or Lease or release any security for any Lease; and/or (D) cause, permit or consent to an alteration of the premises demised thereunder (unless such consent is non-discretionary).
(b)Seller shall promptly inform Buyer in writing of any material event adversely affecting the ownership, use, occupancy or maintenance of the Property, whether insured or not.
(c)Service Contracts. On or prior to the expiration of the Due Diligence Period, Buyer shall notify Seller which Service Contracts Buyer wishes to assume at the applicable Closing (the "Assumed Contracts") and which Service Contracts it will require Seller to terminate on or before the applicable Closing (the "Non-Assumed Contracts"). Seller shall terminate the Non-Assumed Contracts as of the earliest date such Non-Assumed Contracts can be terminated pursuant to their respective terms, and in all events no later than thirty (30) days after the applicable Closing. Buyer shall assume the obligations under the Assumed Contracts arising from and after the applicable Closing Date. Notwithstanding the foregoing, (i) Seller shall terminate at the applicable Closing, and Buyer shall not assume, any property management agreement or any listing or tenant locating agreement affecting the Property or any part thereof, and (ii) Buyer shall be required to assume the Service Contacts set forth on Schedule 11(k) which are identified as "must assume", and such contracts shall be deemed "Assumed Contracts".
(d)In connection with that certain Lease between ARHC AGLAWGA01, LLC, as landlord, and The United States of America, acting by and through the designated representative of the Department of Veterans Affairs (VA) (the "VA Tenant"), as tenant (as amended and/or assigned from time to time, the "VA Lease"), Buyer and the applicable Seller shall cooperate with each other and the VA Tenant to take all necessary and reasonable action to cause VA Tenant to recognize Buyer as the lessor under the VA Lease including, without limitation, submitting a written request for, and endeavoring to obtain, the execution by VA Tenant of the form of novation agreement among VA Tenant, the applicable Seller and Buyer that is required by the VA Tenant (the "Novation Agreement") and providing all reasonable information required to be provided under the Federal Acquisition Regulations as attachments to the Novation Agreement requests and such other reasonable information as VA Tenant may require to enter into the Novation Agreement. Each party shall bear its own costs for attorneys' fees or any other expenses required to obtain the Novation Agreement. Pending delivery of the fully executed Novation Agreement, all sums received by the applicable Seller from the VA Tenant from and after the Closing Date shall be promptly delivered by the applicable Seller to Buyer and prorated between Buyer and Sellers in accordance with the terms of the Purchase Agreement.  This Section 16(d) shall survive the Closing.
17.Performance on Business Days. A "business day" is a day which is not a Saturday, Sunday or legal holiday recognized by the Federal Government. Furthermore, if any date upon which or by which action is required under this Agreement is not a business day, then the date for such action shall be extended to the first day that is after such date and is a business day. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-business day, the period in question shall end on the next succeeding business day.
18.Entire Agreement. This Agreement constitutes the sole and entire agreement among the parties hereto and no modification of this Agreement shall be binding unless in writing and signed by all parties hereto. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof.
19.Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, at any time or to any extent, then the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
20.No Representations or Warranties/As is Release.
(a)Buyer hereby acknowledges, understands and agrees that it has an opportunity to inspect the Property as set forth in Section 6 herein, and except (i) as set forth in this Agreement and (ii) for the warranty of title set forth in the deed for each Fee Property and the assignment and assumption of ground lease for each Ground Lease Property (collectively, the "Express Representations"), the Property shall be conveyed at the applicable Closing to Buyer in "as-is" condition with no representation or warranties whatsoever.
(b)Buyer acknowledges and agrees that the Property shall be sold, and Buyer shall accept possession of the Property on the applicable Closing Date "AS IS – WHERE IS, WITH ALL FAULTS," with no right of setoff or reduction in the Purchase Price, and Buyer shall assume the risk that adverse physical, environmental, economic or legal conditions may not have been revealed by Buyer's investigations. Except for the Express Representations, neither Seller, its employees, representatives, agents, counsel, broker, sales agent, nor any partner, member, officer, director, employee, trustee, shareholder, principal, parent, subsidiary, affiliate, agent or attorney of Seller, its counsel, broker or sales agent, nor any other party related in any way to any of the foregoing (collectively, "Seller's Representatives") have or shall be deemed to have made any representations or warranties, express or implied, regarding the Property or any matters affecting the Property, including without limitation the physical condition of the Property, title to or boundaries of the Property, pest control, soil conditions, the presence or absence, location or scope of any hazardous materials in, at, or under the Property, compliance with building, health, safety, land use or zoning laws, other engineering characteristics, traffic patterns and all other information pertaining to the Property. Buyer moreover acknowledges (i) that Buyer is a sophisticated buyer, knowledgeable and experienced in the financial and business risks attendant to an investment in real property and capable of evaluating the merits and risks of entering into this Agreement and purchasing the Property, (ii) that Buyer has entered into this Agreement in reliance on its own (or its experts') investigation of the physical, environmental, economic and legal condition of the Property, and (iii) that Buyer is not relying upon any representation or warranty concerning the Property made by Seller or Seller's Representatives other than the Express Representations. Seller shall not have any liability of any kind or nature for any subsequently discovered defects in the Property, whether the defects were latent or patent, except for any matter covered by the Express Representations.
(c)Buyer acknowledges that prior to the applicable Closing, Buyer was afforded the opportunity to conduct investigations, examinations and inspections of the Property. Buyer acknowledges and agrees that (i) all information and documents in any way relating to the Property furnished to, or otherwise made available for review by Buyer (the "Property Information") may have been prepared by third parties and may not be the work product of Seller and/or Seller's Representatives; (ii) neither Seller nor any of Seller's Representatives has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, the Property Information; and (iii) except for the Express Representations, Buyer is relying solely on its own investigations, examinations and inspections of the Property and is not relying in any way on the Property Information furnished by Seller or any of Seller's Representatives.
21.Applicable Law. This Agreement shall be construed under the laws of the State of New York, without giving effect to any state's conflict of laws principles.
SELLER AND BUYER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY RIGHT EACH MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED AND DELIVERED BY A PARTY IN CONNECTION HEREWITH (INCLUDING ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).
22.Tax-Deferred Exchange. Buyer and Seller respectively acknowledge that the purchase and sale of the Property contemplated hereby may be part of a separate exchange (an "Exchange") being made by each party pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated with respect thereto. In the event that either party (the "Exchanging Party") desires to effectuate such an exchange, then the other party (the "Non-Exchanging Party") agrees to cooperate fully with the Exchanging Party in order that the Exchanging Party may effectuate such an exchange; provided, however, that with respect to such Exchange (a) all additional costs, fees and expenses related thereto shall be the sole responsibility of, and borne by, the Exchanging Party; (b) the Non-Exchanging Party shall incur no additional liability as a result of such exchange; (c) the contemplated exchange shall not delay any of the time periods or other obligations of the Exchanging Party hereby, and without limiting the foregoing, the scheduled date for applicable Closing shall not be delayed or adversely affected by reason of the Exchange; (d) the accomplishment of the Exchange shall not be a condition precedent or condition subsequent to the Exchanging Party's obligations under the Agreement; and (e) the Non-Exchanging Party shall not be required to hold title to any land other than the Property for purposes of the Exchange. The Exchanging Party agrees to defend, indemnify and hold the Non-Exchanging Party harmless from any and all liability, damage or cost, including, without limitation, reasonable attorney's fees that may result from Non-Exchanging Party's cooperation with the Exchange. The Non-Exchanging Party shall not, by reason of the Exchange, (i) have its rights under this Agreement, including, without limitation, any representations, warranties and covenants made by the Exchanging Party in this Agreement (including but not limited to any warranties of title, which, if Seller is the Exchanging Party, shall remain warranties of Seller), or in any of the closing documents (including but not limited to any warranties of title, which, if Seller is the Exchanging Party, shall remain warranties of Seller) contemplated hereby, adversely affected or diminished in any manner, or (ii) be responsible for compliance with or deemed to have warranted to the Exchanging Party that the Exchange complies with Section 1031 of the Internal Revenue Code.
23.Broker's Commissions.
(a)Buyer and Seller each hereby represent that there are no brokers involved or that have a right to proceeds in this transaction. Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys' fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder's fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party. The representations, warranties and indemnity obligations contained in this section shall survive the Closing or the earlier termination of this Agreement.
(b)[reserved].
24.Assignment. This Agreement may not be assigned by Buyer, and any assignment or attempted assignment by Buyer shall constitute a default by Buyer hereunder and shall be null and void, provided, however, Buyer may assign this Agreement from time to time without Seller's consent to: (a) an affiliate of [***] who is either controlled by or under common control with [***], (b) [***], a Delaware corporation ("[***]"), or (c) an affiliate of [***] who is, directly or indirectly, either controlled by or under common control with [***]. Notwithstanding any such assignment, [***] shall remain primarily obligated hereunder.
25.Attorneys' Fees. In any action between Buyer and Seller as a result of failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party's attorneys' fees and disbursements and court costs incurred in such action.
26.Time of the Essence. Time is of the essence with respect to each of Buyer's and Seller's obligations hereunder.
27.Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures on this Agreement which are transmitted electronically shall be valid for all purposes, however any party shall deliver an original signature on this Agreement to the other party upon request.
28.Anti-Terrorism. Neither Buyer or Seller, nor any of their affiliates, are in violation of any Anti-Terrorism Law (as hereinafter defined) or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. "Anti-Terrorism Laws" shall mean any laws relating to terrorism or money laundering, including: Executive Order No. 13224; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or may hereafter be, renewed, extended, amended or replaced; the applicable laws comprising or implementing the Bank Secrecy Act; and the applicable laws administered by the

United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing may from time to time be amended, renewed, extended, or replaced).
29.Lender Consent. Buyer acknowledges that Seller's obligations to convey the Non-Assumed Loan Properties may be subject to the approval of Seller's lender(s), if any ("Lender"), including approval of any releases of the Non-Assumed Loan Properties as collateral for any loan(s). If required, Seller shall use commercially reasonable efforts to obtain Lender's approval of Seller's obligations under this Agreement and the sale of the Property and the release of the Non-Assumed Loan Properties as collateral for any loan(s) (collectively, "Lender Approval"). Upon Seller's request, Buyer, at no material cost to itself, shall reasonably cooperate with Seller's efforts to obtain Lender Approval, which cooperation may include Buyer providing documents and other information as may be reasonably requested by Lender in connection with the approval process. If Lender Approval has not been obtained by the Escrow Closing Date, Seller may extend the Escrow Closing Date and the Closing Date up to four (4) times with each extension being for 15 days (it being agreed that any such extension shall apply to both the Escrow Closing Date and the applicable Closing Date). In the event Seller is unable to obtain Lender Approval, Seller shall have the right to terminate this Agreement by giving written notice of its election to Buyer no later than one (1) business day after the Escrow Closing Date, as it may be extended. If Seller shall elect to so terminate this Agreement, this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except that Buyer shall be entitled to a return of the Earnest Money and Seller shall pay to Buyer up to $2,000,000.00 of Pursuit Costs. Seller's obligation to pay such Pursuit Costs shall survive the termination of this Agreement.

30.Liability. Except as explicitly set forth herein, the liability of each entity comprising Seller shall be several and limited to obligations under this Agreement to the extent related to the portion of the Property actually owned by such entity, and no entity comprising Seller shall be responsible for the liability of any other entity comprising Seller.
31.Confidentiality.
(a)Buyer agrees that neither it nor Buyer's Representatives shall at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, entity or association any other knowledge or information acquired by Buyer or Buyer's Representatives from Seller or by Buyer's own inspections and investigations, other than matters that were in the public domain at the time of receipt by Buyer, provided that Buyer may disclose such knowledge or information, the terms of this Agreement and Buyer's reports, studies, documents and other matters generated by it as Buyer deems necessary or desirable to Buyer's attorneys, accountants, consultants, financial advisors, co-venturers, investors and lenders, in connection with Buyer's investigation of the Property and/or purchase of the Property, provided that the parties to whom such information is disclosed are informed of the confidential nature thereof and agree to keep the same confidential in accordance with this Agreement; provided, further, however, that Buyer may disclose such data and information (i) to comply with law, regulation or judicial order, or (ii) to enforce the terms of this Agreement. Following the applicable Closing, Buyer shall have the right to publicly disclose that Buyer has acquired the Property.
(b)Buyer acknowledges that damages alone may be an inadequate remedy for any breach by it or Buyer's Representatives of the terms of this Section 29 and agrees that, in addition to any other remedies that Seller may have, Seller shall be entitled to injunctive relief in any court of competent jurisdiction against any breach of this Section 29.

EXECUTION VERSION
(c)Seller shall not make any public announcement, press release or other public disclosure of the transactions contemplated under this Agreement or any economic terms related to this Agreement to any third party (including members of the media), before the applicable Closing, without the prior written consent of Buyer; provided, however, Seller may make disclosure of this Agreement as may be required (i) to comply with law, regulation or judicial order, or (ii) to enforce the terms of this Agreement.
32.All or Nothing. Notwithstanding anything to the contrary contained in this Agreement, this Agreement is intended to be a single unitary agreement, the sale of the Properties shall be on an "all or nothing" basis and any termination of this Agreement (pursuant to the terms and conditions of this Agreement) shall constitute a termination of the Agreement with respect to all of the Properties, other than in connection with the exercise of a Preemptive Right or in connection with the exclusion of the Madison Medical Property pursuant to the terms of the last grammatical paragraph of Section 13 above.
33.State Specific Provisions. The provisions set forth on Schedule 33 attached hereto shall be deemed to modify this Agreement with respect to the specific Properties identified thereon. If there is any inconsistency between the provisions of Schedule 33 and this Agreement, Schedule 33 shall control.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement for Purchase and Sale of Real Property as of the Effective Date.
Seller:
See the following page.
As to the Liquidity Provision (Section 11)
NATIONAL HEALTHCARE PROPERTIES OPERATING PARTNERSHIP, L.P.
By:    /s/ Jie Chai
Name:    Jie Chai
Title:    Authorized Signatory
Buyer:
[***]
By:    [***]
Name:    [***]
Title:    [***]
Date: May 4, 2026

[SIGNATURE PAGE TO AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY]

ARHC LMLANPA01, LLC
ARHC UPHBGPA01, LLC
ARHC UPMBGPA01, LLC
ARHC UPHBGPA02, LLC
ARHC AHGBYWI01, LLC
ARHC AHGVLWI01, LLC
ARHC AHWTFWI01, LLC
ARHC AHWTMWI01,LLC
ARHC AHKIEWI01, LLC
ARHC BPBLPOH01, LLC
ARHC SPABYNY01, LLC
ARHC SPTRYNY01, LLC
ARHC SPABYNY02, LLC
ARHC SPABYNY03, LLC
ARHC SPALBNY01, LLC
ARHC FMMUNIN01, LLC
ARHC DMDCRGA01, LLC
ARHC HO4PSLB01, LLC
ARHC GHGVLSC01, LLC
ARHC ECGVLSC01, LLC
ARHC SSTMPFL01 LLC
ARHC HCTMPFL01 LLC
ARHC TPTMPFL01 LLC
ARHC WCWCHFL01 LLC
ARHC FMTPAFL01, LLC
ARHC PMPEOAZ01, LLC
ARHC RACLWFL01, LLC
ARHC MEFHDNJ01, LLC
ARHC BMWRNMI01, LLC
ARHC GDFMHMI01, LLC
ARHC VSTALFL01, LLC
ARHC WMBRPMI01, LLC
ARHC ECAGRENC01, LLC
ARHC SARCOIL01, LLC
ARHC DDLARFL01, LLC
ARHC DDHUDFL01, LLC
ARHC GFGBTAZ01, LLC
ARHC LMFMYFL01, LLC
ARHC MESCSMI01, LLC
ARHC SCTEMTX01, LLC
ARHC SDGMDWOK01, LLC
ARHC WHYRKPA01, LLC

ARHC BJMERIN01, LLC
ARHC AGLAWGA01, LLC
ARHC MHCLVOH01, LLC
ARHC PNPENFL01, LLC
ARHC CMWTSMI001, LLC
ARHC CMSHTMI001, LLC
ARHC OOHLDOH01, LLC
ARHC SLESTPA01, LLC
ARHC NCODSTX01, LLC
ARHC ADERLCO01, LLC
ARHC RMRWLTX01, LLC
ARHC SFSTOGA01, LLC
ARHC VCSTOGA01, LLC
ARHC MRMRWGA01, LLC
ARHC PPLVLGA01, LLC
ARHC CSDOUGA01, LLC
ARHC SAVENFL01, LLC
ARHC PPHRNTN01, LLC
ARHC PCSHVMS01, LLC
ARHC PRPEOAZ05 TRS, LLC
ARHC PRPEOAZ03, LLC
ARHC PRPEOAZ01, LLC
ARHC PRPEOAZ02, LLC
ARHC CAROCMI02, LLC
ARHC CAROCMI01, LLC
ARHC MMTCTTX01, LLC
ARHC LMPLNTX01, LLC
ARHC CPCIROH01, LLC
ARHC MMJLTIL01, LLC
ARHC BMBWNIL01, LLC
ARHC BMLKWCO01, LLC
ARHC CMLITCO01, LLC
ARHC SLKLAOR01, LLC
ARHC NHCANGA01, LLC
[SIGNATURE PAGE TO AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY]
11941945v8 (79402.00145.000)
ACTIVE 722276055v11

each, a Delaware limited liability company

By:    /s/ Jie Chai
Name:    Jie Chai
Title:    Authorized Signatory